UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

Current Report

 Pursuant to Section 13 or 15(d) of the securities exchange act of 1934

Date of Report (Date of earliest event reported): June 30, 2022

ARCHAEA ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39644	85-2867266
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4444 Westheimer Road, Suite G450
Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

(346) 708-8272
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	LFG	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 30, 2022, Archaea Energy Operating LLC (the “Borrower”), a wholly owned indirect subsidiary of Archaea Energy Inc. (the “Company”), entered into the Second Amendment to Revolving Credit and Term Loan Agreement (the “Second Amendment”), with the financial institutions from time to time signatory thereto and Comerica Bank, as administrative agent, which amends the Revolving Credit and Term Loan Agreement, dated as of September 15, 2021 (the “Original Credit Agreement”), by and among the Borrower, Comerica Bank, as administrative agent, and the financial institutions from time to time party thereto as lenders. The Original Credit Agreement provided for a senior secured term loan credit facility with an initial commitment of $220 million and a senior secured revolving credit facility with an initial commitment of $250 million (collectively, the “Original Facilities”). The Second Amendment increases aggregate total commitment amounts under the Original Facilities by $630 million to $1.1 billion and provides for a $400 million senior secured term loan credit facility (the “Term Loan Facility”) and a $700 million senior secured revolving credit facility (the “Revolving Credit Facility”).

In addition, pursuant to the Second Amendment, the Original Credit Agreement was amended to, among other things, (i) permit the acquisition of all of the equity interests of NextGen Power Holdings LLC with debt proceeds, (ii) permit an unlimited amount of investments in pledged unlevered controlled joint ventures so long as the Credit Parties (as defined in the Second Amendment) are in pro forma compliance after such investment, (iii) increase the investment baskets for other joint venture agreements and excluded subsidiaries, (iv) provide unlimited cash netting on the Credit Parties’ total leverage ratio, subject to the terms and conditions set forth therein, and (v) provide grower baskets on the investments, indebtedness and liens covenants as a percentage of Adjusted Consolidated Net Tangible Assets (as defined in the Second Amendment).

Previously, on June 1, 2022, Comerica Bank, as administrative agent, entered into the First Amendment to Revolving Credit and Term Loan Agreement (the “First Amendment” and, together with the Second Amendment, the “Amendments”) to amend the Original Credit Agreement to make certain benchmark replacement conforming changes to the benchmark rate after the occurrence of an early opt-in event to replace the LIBOR rate with Adjusted Term SOFR (as defined in the First Amendment).

The Borrower has the ability, subject to certain conditions, to draw upon the Revolving Credit Facility on a revolving basis up to the amount of the Revolving Credit Facility then in effect. Amounts available under the Revolving Credit Facility are reduced by any amounts outstanding under letters of credit. As of the date of the Second Amendment, the Borrower has $50 million of borrowings and approximately $23.8 million in letters of credit outstanding under the Revolving Credit Facility and an outstanding principal balance of $400 million outstanding under the Term Loan Facility.

The foregoing description of the Amendments is not complete and is qualified in its entirety by reference to the text of the Amendments, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In May 2022, the Company’s board of directors adopted the Archaea Energy Inc. Executive Severance Plan (the “Executive Severance Plan”). To participate in the Executive Severance Plan, the Company’s executive officers and other eligible employees must enter into participation agreements pursuant to the Executive Severance Plan (each, a “Participation Agreement”). The Company’s Chief Accounting Officer and principal financial officer, who has been designated as a Level 1 Executive under the Executive Severance Plan, entered into a Participation Agreement on July 6, 2022. Capitalized terms used but not otherwise defined in this Item 5.02 shall have the meanings ascribed to them in the Executive Severance Plan.

Upon a Qualifying Termination outside of a period commencing on the date on which a Change in Control is consummated and ending on the date that is 24 months thereafter (a “Change in Control Protection Period”) (or, in the case of Level 2 Executives, at any time, whether during or outside of a Change in Control Protection Period, except as specified below), participants in the Executive Severance Plan will be eligible to receive the following benefits:

●	a cash payment equal to the sum of the participant’s (i) Base Salary and (ii) Pro-Rata Target Bonus, payable in substantially equal installments on the Company’s regular payroll schedule for the 12-month period commencing on the participant’s employment termination date, unless the Committee, in its sole discretion, elects to pay such amount in a lump sum cash payment;

●	a lump sum cash payment equal to the product of (i) 12 and (ii) the monthly amount of the Company’s contribution to the premiums for such participant’s group health plan coverage (including coverage for such participant’s spouse and eligible dependents), determined under the Company’s group health plans as in effect immediately prior to the date of the termination of such participant’s employment; and

●	except in the case of a Qualifying Termination during a Change in Control Protection Period for Level 2 Executives, pro-rated vesting of the participant’s outstanding and unvested equity incentive awards, with performance-based vesting conditions deemed to be achieved at target levels.

Upon a Qualifying Termination during a Change in Control Protection Period, participants in the Executive Severance Plan who are Level 1 Executives (except as otherwise specified below) will be eligible to receive the following benefits:

●	a lump sum cash payment equal to the sum of (i) the product of (a) 2.0 and (b) the sum of the participant’s (1) Base Salary and (2) Target Annual Bonus and (ii) the participant’s Pro-Rata Target Bonus;

●	a lump sum cash payment equal to the product of (i) 24 and (ii) the monthly amount of the Company’s contribution to the premiums for such participant’s group health plan coverage (including coverage for such participant’s spouse and eligible dependents), determined under the Company’s group health plans as in effect immediately prior to the date of the termination of such participant’s employment; and

●	vesting in full of the participant’s (including, for this purpose, participants who are Level 2 Executives) outstanding and unvested equity incentive awards that are assumed by the acquiring entity in the Change in Control to which the Change in Control Protection Period is applicable, with performance-based vesting conditions deemed to be achieved at the greater of target and actual performance levels. Further, such participant’s outstanding and unvested equity incentive awards that are not assumed by the acquiring entity in a Change in Control will immediately vest as of the Change in Control with performance-based vesting conditions deemed to be achieved at the greater of target and actual performance levels.

In order to receive any of the foregoing severance benefits under the Executive Severance Plan, a participant must timely execute (and not revoke) a release of claims in favor of the Company and its affiliates. Further, the Executive Severance Plan requires continued compliance with certain confidentiality, assignment of invention, cooperation, non-competition, non-solicitation and non-disparagement covenants. If the severance benefits under the Executive Severance Plan would trigger an excise tax for a participant under Section 4999 of the Internal Revenue Code of 1986, as amended, the Executive Severance Plan provides that the participant’s severance benefits will be reduced to a level at which the excise tax is not triggered, unless the participant would receive a greater amount without such reduction after taking into account the excise tax and other applicable taxes.

The foregoing description of the Executive Severance Plan and the Participation Agreements thereunder is not complete and is qualified in its entirety by reference to the full text of the Executive Severance Plan and the form of Participation Agreement, which are attached hereto as Exhibits 10.3 and 10.4, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	First Amendment to Revolving Credit and Term Loan Agreement, dated as of June 1, 2022, by Comerica Bank, as administrative agent.
10.2*	Second Amendment to Revolving Credit and Term Loan Agreement, dated as of June 30, 2022, by and among the financial institutions from time to time signatory thereto, Comerica Bank, as administrative agent, and Archaea Energy Operating LLC.
10.3#	Archaea Energy Inc. Executive Severance Plan.
10.4#	Form of Participation Agreement – Archaea Energy Inc. Executive Severance Plan.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	The Company agrees to furnish supplementally to the Securities and Exchange Commission (the “SEC”) a copy of any omitted schedule or exhibit upon the request of the SEC in accordance with Item 601(a)(5) of Regulation S-K.

#	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2022

ARCHAEA ENERGY INC.

By:	/s/ Edward P. Taibi
Name:	Edward P. Taibi
Title:	General Counsel and Executive Vice President of Strategic Initiatives and Government Affairs

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